                 AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

       THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the "Amendment') is effective as of February 1, 1999, by and among LINCOLN NATIONAL LIFE INSURANCE COMPANY (the "Company'), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC ("ACDX), and AMERICAN CENTURY INVESTMENT SERVICES, INC., F/K/A TWENTIETH CENTURY SECURITIES, INC. (the "ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

       WHEREAS, the Company and ACIS are parties to that certain Fund Participation Agreement dated September 26, 1996 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company to its clients and the parties wish to supplement the Agreement as provided herein;

       WHEREAS, since the date of the Agreement, Twentieth Century Securities, Inc. has changed its name to American Century Investment Services, Inc.; and

       WHEREAS, since the date of the Agreement, the Funds have changed their names; and

       WHEREAS, since the date of the Agreement, ACIS has ceased being the Distributor of the Funds; and

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. FUNDS UTILIZE . The second "Whereas" clause of the Agreement is hereby deleted in its entirety and replaced with the following language:

       "WHEREAS, the Company wishes to offer as investment options under certain of the Contracts, those mutual funds (each a "Fund" and collectively, the "Funds") listed on Schedule B hereto, each such Fund a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc.; and"

       2. ASSIGNMENT BY COMPANY. . ACIS hereby assigns all of its rights and obligations under the Agreement to ACIM, and ACIM hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "Distributor" in the Agreement shall be deemed to refer to ACIM.

       3. COMPENSATION AND EXPENSES. Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with the following language:

       (b) ACIM acknowledges that it derives a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract Owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the, Company, ACIM will pay the Company a fee (the "Administrative Services Fee') equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company under this Agreement, for as long as the average aggregate market value of the investments by the Company in the Funds exceeds $50 million. In the event the average aggregate AMOUNT INVESTED BY THE COMPANY DROPS BELOW $50 million, ACIM shall pay Company 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company. For purposes of this Section 6(b), the average aggregate investment amount of Company's investment shall include assets of UNUM Life Insurance Company of America and First UNUM Life Insurance Company acquired by Company.

       4. SCHEDULES. Schedules A and B to the Agreement are hereby deleted and replaced in their entirety with Schedules A and B attached hereto.

       5      RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

       6. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

       7. FULL FORCE AND EFFECT. . Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

LINCOLN NATIONAL LIFE              AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
INSURANCE COMPANY                  By:


                                   Name:
                                   Title:

                                   AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

                                   By:

                                   William M. Lyons
                                   Executive Vice President

                                   AMERICAN CENTURY INVESTMENT SERVICES, INC.

                                   By:

                                   William M. Lyons
                                   Executive Vice President

                                                            AS AMENDED EFFECTIVE
                                                                FEBRUARY 1, 1999

                                   SCHEDULE A

                           VARIABLE ANNUITY CONTRACTS
                      AND VARIABLE LIFE INSURANCE POLICIES
                         SUPPORTED BY SEPARATE ACCOUNTS
                              LISTED ON SCHEDULE B

Group Variable Annuity I
Group Variable Annuity II
Group Variable Annuity III
e-Annuity Variable Annuity
Multi Fund Individual Variable Annuity
Multi Fund Group Variable Annuity
CVUL Variable Life

                                                            AS AMENDED EFFECTIVE
                                                                February 1, 1999

                                   SCHEDULE B

          SEPARATE ACCOUNTS OF LINCOLN NATIONAL LIFE INSURANCE COMPANY

                           INVESTING IN CERTAIN FUNDS

SEPARATE ACCOUNT NAME                                AMERICAN CENTURY VP FUND(S) UTILIZED

Lincoln National Variable Annuity Account L          VP Balanced; VP Capital Appreciation

Lincoln National Variable Annuity Account C          VP International

Lincoln Life Variable Annuity Account Q              VP International

Lincoln National Variable Annuity Account 53         VP International

Lincoln Life Flexible Premium Variable Life          VP International; VP Income and Growth
Account S